UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 7, 2018

ALICO, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	0-261	59-0906081
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10070 Daniels Interstate Court, Suite 100, Fort Myers, FL 33913
(Address of Principal Executive Offices) (Zip Code)
(239) 226-2000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Termination Agreement

On December 7, 2018, Alico, Inc. (“Alico”) and Global Ag Properties USA, LLC (“Global Ag”) entered into a Termination of Post Closing Agreement (the “Termination Agreement”) pursuant to which the parties thereto agreed to certain terms and conditions under which a Post Closing Agreement, dated as of November 21, 2014, between Alico and Global Ag, (the “Post Closing Agreement”) may be terminated prior to the expiration of its stated term and with the payment of certain termination payments. The Post Closing Agreement, the principal terms of which were described in a Form 8-K filed with the Securities and Exchange Commission by Alico on November 28, 2014 (the “November 28, 2014 Form 8-K”), was entered into in connection with the November 21, 2014 closing (the “Land Disposition”) of the sale by Alico to Global Ag of certain land used for sugarcane production and land leasing in Hendry County, Florida, (the “Land”) as more particularly described in the November 28, 2014 Form 8-K.
As set forth in the November 28, 2014 Form 8-K, the post closing obligations involved certain possible payments by Alico and by Global Ag to each other over a ten year period following the closing of the Land Disposition, with the payments each year being based on the difference, if any, between certain computed amounts. Since the time of the closing of the Land Disposition and up through December 12, 2018, the computations have ended up resulting in payments being made each year by Alico to Global Ag. Such payments have been identified and reflected each year in Alico’s Form 10-K filings and, over such period, have aggregated approximately $6,518,000.
The Termination Agreement provides for (i) the termination of the Post Closing Agreement following the satisfaction of certain terms and conditions set forth in the Termination Agreement and (ii) the deposit by wire transfer into escrow of an aggregate of $11,300,000 (the “Termination Payment”) following notification by Global Ag to Alico of the closing date of a sale of the Land by Global Ag to a third party. The conditions to the termination of the Post Closing Agreement and the release of the escrowed dollars to Global Ag include (a) Global Ag’s assignment to the third party buyer, and such third party buyer’s assumption, of certain specified water management obligations, irrigation and drainage easement obligations, access easements obligations and obligations under a certain option to purchase certain railroad property owned by Alico, (b) delivery to the escrow agent of all instruments and consideration required to consummate the closing by Global Ag of the sale of the Land to the third party buyer, and (c) delivery to the escrow agent of copies of a water management project cooperation agreement running in favor of Alico and signed by Global Ag and the third party buyer.
If the conditions are satisfied within 5 days after the consummation of the closing by Global Ag of the sale of the Land to the third party buyer and the Post Closing Agreement is thereby terminated pursuant to the Termination Agreement, the Termination Payment will be disbursed to Global Ag, a certain standby letter of credit issued by Rabo Agrifinance LLC in favor of Global Ag will be released and terminated and the escrow arrangement established in connection with the Land Disposition will be terminated. Otherwise, the Termination Payment will be returned to Alico, the standby letter of credit will remain in effect and the Post Closing Agreement will continue in force and effect.

Item 1.02 Termination of a Material Definitive Agreement.
The information set forth under the heading “Termination Agreement” in Item 1.01 is incorporated by reference to this Item 1.02.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC.

Date: December 13, 2018	By:	/s/ John E. Kiernan
	Name:	John E. Kiernan
	Title:	Executive Vice President and Chief Financial Officer